Samaritan Partners “Forgetful” Rat Model to Taconic to Commercialize

The Samaritan Alzheimer’s Rat Model

•	Mimics Human Alzheimer’s

•	Speeds “Race for Time” to Find Cure

•	Saves Valuable Research Money

LAS VEGAS—(BUSINESS WIRE)—Samaritan Pharmaceuticals (OTCBB:SPHC) (http://www.samaritanpharma.com) and Taconic Farms, Hudson, New York, are pleased to announce they have inked a worldwide partnering agreement to commercialize “The Samaritan Alzheimer’s Rat Model.” The “forgetful” rat model is a research tool used by scientists to study the effectiveness of their new drugs to treat Alzheimer’s disease. The unique benefits of the rat model lies in its ability,

•	To mimic many features of human Alzheimer’s including memory loss,

•	Speed a scientists “race for time” in finding a cure for the mind-robbing disease

•	Save scientists valuable research money.

The rat model is now available exclusively through Taconic. Samaritan will receive royalties on net sales. Financial terms were not disclosed.

“Taconic is extremely pleased to offer researchers a new and potentially invaluable weapon in the war on neurodegenerative disease,” said Todd Little, President of Taconic. “The rapid time to disease state of the Samaritan Alzheimer’s Rat Model will enable investigators to conduct Alzheimer’s drug target screening on a much faster timeline than ever before.”

The rat model is published in Pharmacology, 2006;76:19-33

“Taconic provides us with an experienced partner to monetize this unique animal model to ‘rat out’ Alzheimer’s. The rat model is groundbreaking, in that, it offers significant advantages over other options previously available for the study of Alzheimer’s. We anticipate Taconic achieving and surpassing projected market penetrations in international markets,” said Dr. Greeson, CEO, Samaritan Pharmaceuticals.

Samaritan’s Phase I, Alzheimer’s drug Caprospinol (SP-233), utilized “The Samaritan Alzheimer’s Rat Model.” and the Morris Water Maze, in an IND enabling, proof of concept study. Treated rats demonstrated Caprospinol’s efficacy by,

•	clearing beta-amyloid plaque formation

•	restoring the memory of tested rats

•	protecting mitochondria function

•	protecting cell viability

•	decreasing cell death

Samaritan Pharmaceuticals: “Transforming Today’s Science Into Tomorrow’s Cures.”

Samaritan Pharmaceuticals is a biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients. Samaritan website: http://www.samaritanpharma.com. Please register for upcoming conference calls, news, and events.

Taconic Farms, Inc.

Taconic was founded in 1952 as a family-owned business in New York’s Hudson River Valley. Since then, the company has become one of the largest laboratory rodent providers in the world with a reputation for consistently producing high quality, well-defined rats and mice. Taconic has six breeding facilities and three service laboratories in the USA and Europe, a staff of over 900, and a commitment to technological innovation. Taconic website, www.taconic.com

Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.

Samaritan Pharma Contact: Barrie Fuller 702-735-7001
barriefuller@samaritanpharma.com